Exhibit 99.1

For Immediate Release

L.B. Foster Company Initiates Quarterly Dividend

PITTSBURGH, PA (March 15, 2011) - L.B. Foster Company (Nasdaq: FSTR) announced today that its Board of Directors has authorized a $0.025 per share quarterly cash dividend on its issued and outstanding shares of common stock, payable April 4, 2011 to shareholders of record at the close of business on March 25, 2011.  There are currently approximately 10.3 million shares outstanding.

L.B. Foster’s Chairman of the Board of Directors, Mr. Lee Foster commented, “The Board is very pleased to put another vehicle in place to add value for our shareholders.”

L.B. Foster Company is a leading manufacturer, fabricator, and distributor of products for the rail, construction, utility and energy markets with locations in North America and Europe.

Contact information: David Russo (412) 928-3450
      drusso@lbfosterco.com

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company’s profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities and the availability of existing and new piling and rail products.   There are also no assurances that the announced dividend will continue on a quarterly basis should known or unknown factors negatively impact the financial position of the Company.

Matters discussed may include forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements.  More detailed information on these and additional factors which could affect the Company’s operating and financial results are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.